Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Jared B. Adams, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

STRONG HEART VALVE THERAPY SALES DRIVE
EDWARDS LIFESCIENCES’ FIRST QUARTER RESULTS

•  Solid Sales Growth Reported Across All Franchises

•  Gross Profit Margin Strengthens

•  Special Items Result In Net $23.8 Million Pretax Gain

IRVINE, Calif., April 20, 2006 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended March 31, 2006 of $45.9 million, or $0.73 per diluted share, compared to net income of $31.2 million, or $0.50 per diluted share, for the same period in 2005.  Non-GAAP net income, which excludes the special items detailed in the reconciliation table below and the impact of stock option expensing under Financial Accounting Standards Board Statement (FAS) 123(R), grew 15.6 percent to $34.8 million compared to $30.1 million for the same period last year.  Non-GAAP earnings per diluted share were $0.55 compared to $0.48 per share for the same period in the prior year.

First quarter net sales increased 3.1 percent to $256.7 million, compared to $249.1 million in the same quarter last year.  Sales growth this quarter was negatively impacted by $8.8 million in foreign exchange (FX) and $5.0 million of sales from discontinued businesses.

“Solid sales growth in all regions and across all of our market-leading franchises resulted in a total underlying growth rate of 9.1 percent this quarter,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.

Sales Results

For the first quarter, the company reported Heart Valve Therapy sales of $125.1 million, a 7.2 percent increase compared to the same quarter last year, with FX negatively impacting sales by $4.0 million.  “Heart Valve Therapy growth was 11.0 percent on an underlying basis this quarter, driven by double digit growth in our market-leading PERIMOUNT tissue valves and our innovative heart valve repair products,” said Mussallem.  “Sales of our best-selling Magna aortic valve continued to grow this quarter and, with the addition of our proprietary ThermaFix anti-calcification treatment, we expect to drive continued market penetration and share gains.”

Critical Care sales of $81.1 million grew 1.5 percent compared to last year’s quarter.  On a constant currency basis, first quarter sales grew 5.7 percent due primarily to sales of pressure monitoring products, advanced technology catheters and the recently launched Edwards FloTrac minimally invasive monitoring system.

Cardiac Surgery Systems sales for the quarter were $23.3 million, a decline from $25.2 million in the same quarter last year due to the discontinuation of the company’s Japan perfusion products business in 2005.  Excluding the impact of the divested business and FX, underlying sales grew 8.0 percent.

Vascular sales were $18.2 million, an 11.7 percent increase compared to the same period in 2005, and a 15.8 percent increase excluding the impact of FX.  Growth this quarter was led by sequentially higher sales of LifeStent peripheral stents.

Sales of Other Distributed Products were $9.0 million in the quarter compared to $11.0 million in the year ago period.  The decline was due primarily to the impact of the discontinued pacemaker business in Japan.

Domestic and international sales for the first quarter were $121.1 million and $135.6 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin improved to 63.7 percent from 61.4 percent in the first quarter of last year, driven primarily by a favorable FX impact and an increasingly profitable product mix.  The implementation of FAS 123(R) reduced the gross profit margin in the current quarter by 30 basis points.

Selling, general and administrative (SG&A) expenses were $92.2 million for the quarter, or 35.9 percent of sales, compared to $85.6 million, or 34.4 percent in the year ago period.  The implementation of FAS 123(R) increased SG&A expenses in the current quarter by $3.0 million, or 1.2 percentage points.  The remainder of the increase was due primarily to higher expenses related to the company’s Heart Valve Therapy franchise and new products, partially offset by FX.

Research and development (R&D) expenses were $27.2 million for the quarter, or 10.6 percent of sales, compared to $25.0 million, or 10.0 percent of sales in the year ago period.  The implementation of FAS 123(R) increased R&D expenses in the current quarter by $0.8 million, or 30 basis points.  The remainder of the increase was due primarily to additional spending in the company’s percutaneous valve programs.

During the quarter, the company recorded a $23.8 million pretax benefit from special items (detailed in the attached schedule), which resulted from a gain from a patent settlement and the receipt of an earn-out payment related to the sale of the company’s Japan perfusion products business last year, partially offset by a realignment charge related to the closing of a manufacturing facility.

This quarter, the company began expensing stock options as required by FAS 123(R).  The impact on net income for the quarter was $3.3 million, or $0.05 per share.  For 2006, the total cost of FAS 123(R) is expected to be $0.24 per share, consistent with previous estimates.

Free cash flow generated during the quarter was $29.2 million, calculated as cash flow from operating activities of $66.7 million minus capital expenditures of $8.0 million and the receipt of both the patent settlement of $23.8 million and the $5.7 million earn-out payment.  Long-term debt at March 31 was $288.8 million, resulting in a debt-to-cap ratio of 28.5 percent.  Cash and cash equivalents were $189.2 million at the end of the quarter.

During the quarter, the company repurchased approximately 687,000 shares of common stock for $29.4 million.

2006 Outlook

“Based on our results this quarter, and our continued progress on growth initiatives, we expect another year of strong performance in 2006,” Mussallem stated.  “Additionally, we remain confident in our ability to achieve our previously stated 2006 financial goals.  These include generating total sales between $1.02 to $1.06 billion, increasing our gross profit margin by 150 to 200 basis points, delivering non-GAAP net income growth of 12 to 15 percent excluding the impact of special items and stock option expensing, and generating free cash flow of $140 to $150 million.

“Based on current FX rates, we are maintaining our 2006 sales estimate of $1.03 billion to $1.07 billion, which we increased last quarter.  We also remain comfortable with our previous guidance for full year EPS of $2.16 to $2.26 excluding special items and stock option expense, and $1.92 to $2.02 including an estimated $0.24 of stock option expense.  Finally, we expect second quarter EPS of $0.48 to $0.50 including approximately $0.08 per share of stock option expense,” Mussallem concluded.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss its results for the first quarter of 2006.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 198934.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations/EventCalendar.htm.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to substantial risks and uncertainties including, but not limited to, the ability to drive continued market penetration and share gains with the company’s Heart Valve Therapy product portfolio including the Magna aortic valve and ThermaFix anti-calcification treatment; the ability to launch new products and develop a robust product pipeline; the estimated impact of FAS 123(R) on net income for 2006; the ability to accurately predict the impact of FAS 123(R) on the company’s results; the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business, repurchase shares or repay debt; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005.  These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, results of discontinued businesses, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing FAS 123(R) “Share Based Compensation” for year-over-year comparison purposes.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Guidance is provided only on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of stock option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards Lifesciences, Edwards, FloTrac, Magna and ThermaFix are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2006	2005

Net sales	$256.7	$249.1
Cost of goods sold	93.1	96.2

Gross profit	163.6	152.9

Selling, general and administrative expenses	92.2	85.6
Research and development expenses	27.2	25.0
Special gains, net of charges	(23.8)	(2.0)
Interest expense, net	0.9	2.8
Other expenses (income), net	0.7	(1.1)

Income before provision for income taxes	66.4	42.6

Provision for income taxes	20.5	11.4

Net income	$45.9	$31.2

Earnings per share:
Basic earnings per share	$0.77	$0.52
Diluted earnings per share	$0.73	$0.50

Weighted average common shares outstanding:
Basic	59.3	59.5
Diluted	64.6	64.9

Operating Statistics
As a percentage of net sales:
Gross profit	63.7%	61.4%
Selling, general and administrative expenses	35.9%	34.4%
Research and development expenses	10.6%	10.0%
Income before provision for income taxes	25.9%	17.1%
Net income	17.9%	12.5%

Effective tax rate	30.9%	26.8%

Reconciliation of Diluted Earnings per Share
Net income	$45.9	$31.2
Adjustment for interest expense included in net income	1.0	1.0
Adjusted net income	$46.9	$32.2

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	61.9	62.2

Weighted average common shares outstanding for the contingent convertible debt	2.7	2.7

Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	64.6	64.9

Diluted earnings per share including the contingent convertible debt	$0.73	$0.50

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	March 31, 2006	December 31, 2005
ASSETS

Current assets
Cash and cash equivalents	$189.2	$178.6
Accounts and other receivables, net	122.8	118.5
Inventories, net	135.0	131.5
Deferred income taxes	24.7	27.6
Prepaid expenses and other current assets	54.4	58.0

Total current assets	526.1	514.2

Property, plant and equipment, net	199.2	201.9
Goodwill	337.7	337.7
Other intangible assets, net	133.3	137.7
Investments in unconsolidated affiliates	14.0	10.7
Deferred income taxes	13.7	11.5
Other assets	15.5	15.4

Total assets	$1,239.5	$1,229.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$196.5	$194.2
Long-term debt	288.8	316.1
Other long-term liabilities	30.7	28.8

Stockholders’ equity
Common stock	65.9	65.6
Additional contributed capital	550.8	536.7
Retained earnings	349.3	303.4
Accumulated other comprehensive loss	(19.6)	(22.2)
Common stock in treasury, at cost	(222.9)	(193.5)
Total stockholders’ equity	723.5	690.0

Total liabilities and equity	$1,239.5	$1,229.1

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, results of discontinued businesses, and fluctuations in exchange rates. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business. Management has also excluded the impact of implementing Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”) “Share Based Compensation” for year-over-year comparison purposes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of stock option expensing due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from the GAAP financial results are set forth below:

Special Charges, net - The Company incurred certain special charges and credits in 2006 and 2005 related to the following:

1)         Gain on Patent Settlement:  $20.2 million gain from a patent settlement with Medtronic in January 2006;

2)         Gain on Sale of Businesses:  $7.7 million proceeds from the sale of the Japan Perfusion Products business to Terumo in the first quarter of 2005, and $5.7 million cash received as the final earn-out payment in the first quarter of 2006;

3)         Realignment Expenses:  $2.1 million charge (primarily severance expenses) in the first quarter of 2006 resulting from the planned closing of a manufacturing facility, and $5.7 million charge for a Japan organizational realignment in the first quarter of 2005.

Given the magnitude and unusual nature of these special charges and credits relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Stock option expensing - Non-GAAP financial measures exclude the impact of implementing FAS 123(R) in the first quarter of 2006. In Q1 2006, net stock option and employee stock purchase plan expense of $3.3 million was allocated as follows: $0.7 million to cost of goods sold, $3.0 million to SG&A expenses, $0.8 million to R&D expenses, with $1.2 million of tax benefit.

Results of Discontinued Businesses – The Company has exited certain businesses during the periods presented. As discontinued businesses do not have a continuing contribution to operations, management believes that excluding such items from the Company’s growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these businesses had on the growth of the Company, the results of these businesses have been detailed in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the Reconciliation of Sales by Product Line and Region.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended March 31,
(in millions, except per share data)	2006	2005

GAAP net income	$45.9	$31.2

Reconciling items:

Special gains, net of charges
Gain on patent settlement	(20.2)	—
Gain on sale of businesses	(5.7)	(7.7)
Realignment expenses	2.1	5.7
Subtotal special gains, net of charges	(23.8)	(2.0)

Stock option expensing under FAS 123(R)	4.5	—

Income tax expense (benefit)
Tax effect on non-GAAP adjustments (1)	9.4	0.9
Tax effect of stock option expensing under FAS 123(R)	(1.2)	—
Subtotal income taxes, net	8.2	0.9

Non-GAAP net income	$34.8	$30.1

Non-GAAP Earnings per share:
Basic non-GAAP earnings per share	$0.59	$0.51
Diluted non-GAAP earnings per share (2)	$0.55	$0.48

Weighted average common shares outstanding:
Basic	59.3	59.5
Diluted	64.8	64.9

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back $1.0 million in interest expense related to the convertible debt to net income then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2005	2006
Sales by Product Line (Qtr)	Q1 2006	Q1 2005	Change	GAAP Growth Rate	Discontinued Business Impact	Discontinued Business Impact	FX Impact	Q1 2005 FX Adjusted	Underlying Impact	Underlying Growth Rate
Heart Valve Therapy	$125.1	$116.7	$8.4	7.2%	$—	$—	$(4.0)	$112.7	$12.4	11.0%
Critical Care	81.1	79.9	1.2	1.5%	—	—	(3.2)	76.7	4.4	5.7%
Cardiac Surgery Systems	23.3	25.2	(1.9)	(7.5)%	(4.9)	(1.5)	(0.1)	20.2	1.6	8.0%
Vascular	18.2	16.3	1.9	11.7%	—	—	(0.6)	15.7	2.5	15.8%
Other Distributed Products	9.0	11.0	(2.0)	(18.2)%	(1.6)	—	(0.9)	8.5	0.5	6.4%
TOTAL SALES	$256.7	$249.1	$7.6	3.1%	$(6.5)	$(1.5)	$(8.8)	$233.8	$21.4	9.1%

Sales by Region (Qtr)	Q1 2006	Q1 2005	Change	GAAP Growth Rate
United States	$121.1	$111.2	$9.9	8.9%
Europe	64.7	62.4	2.3	3.7%
Japan	41.7	48.9	(7.2)	(14.7)%
Rest of World	29.2	26.6	2.6	9.8%
International	135.6	137.9	(2.3)	(1.7)%
TOTAL	$256.7	$249.1	$7.6	3.1%